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MOBIL ANNOUNCES THIRD QUARTER 1998 OPERATING EARNINGS OF $497
MILLION

                                           Third Quarter
                                     ________________________
                                     1997     1998     Change
                                     ________________________

Operating Earnings ($millions)       907      497      (410)
  per share ($)                      1.14     0.62     (0.52)
  assuming dilution ($)              1.11     0.61     (0.50)

Net Income ($millions)               892      509      (383)
  per share ($)                      1.12     0.64     (0.48)
  assuming dilution ($)              1.09     0.63     (0.46)


Self-help programs mitigate the significant deterioration of industry fundamentals in virtually all of Mobil's businesses.
     - Efforts being accelerated to implement new self-help programs to further reduce costs and improve profitability.

Pace of overall investment and exploration spending will be slowing down, with discretionary projects being deferred.

Downstream earnings hold up relatively well despite lower overall margins, a fire at the Adelaide, Australia refinery and a planned turnaround at the Joliet, Illinois refinery.
     -    U.S. gasoline sales up 6 percent, outpacing industry.
     - Benefits from Europe and Asia Pacific initiatives continue to grow.
     -    Lube earnings continue to improve.

Upstream earnings, in addition to being hurt by the decline in crude and natural gas prices, were impacted by:
     -    Lower production, as higher volumes from Hibernia,
          Tengiz, Equatorial Guinea and our new Oso NGL project in Nigeria were more than offset by the impact of OPEC quota reductions in Nigeria, storms in the U.S. Gulf of
          Mexico, and scheduled maintenance at our European
          operations.
     -    Higher exploration expense in line with 1998 planned
          budget.

FAIRFAX, VA, October 28, 1998 -- Mobil Corporation today reported third quarter 1998 estimated operating earnings of $497 million. This is a decrease of $410 million, or 45 percent, from the record $907 million earned in the same period last year. Operating earnings per common share, assuming dilution, were $0.61, compared with $1.11 in the third quarter of 1997.

Including special items, net income for the quarter was $509 million, or $0.63 per common share, versus $892 million, or $1.09 per share, last year. This year's third quarter net income included net special benefits of $12 million, as the gain on a European upstream asset sale was mostly offset by charges related to a U.S. federal royalty settlement and on-going implementation costs associated with the BP European downstream alliance. Last year's third quarter net income included net special charges of $15 million as gains on various asset sales were more than offset by restructuring charges, net unfavorable litigation charges, and an accrual for a one-time performance award to employees.

"This quarter saw virtually all of our businesses experience sharp declines in industry fundamentals," said Mobil Chairman and CEO Lucio A. Noto. "Despite our self-help efforts, earnings and cash generation are down significantly this year. Mobil is a recognized industry leader in implementing initiatives to reduce costs and improve profitability, as evidenced by recent alliances and aggressive restructuring programs.
In response to continuing weak market conditions, the organization will accelerate efforts to implement new self-help initiatives. In addition, we have a strategy to maintain a prudent level of investment spending, balancing near-term cash needs with spending for long-term growth. We are carefully assessing our investment and exploration spending programs, and moderating the pace of spending by deferring discretionary projects."

In commenting on third quarter earnings versus the comparable period last year, Noto said, "Crude oil prices were down about $6 per barrel and natural gas prices trended lower, particularly for LNG; U.S. downstream margins were off and Asia Pacific downstream margins continued to be under pressure; petrochemical margins also weakened considerably. Our self-help programs to reduce costs, grow volumes, and improve performance contributed about $55 million, lessening the adverse impact of these weak fundamentals.

"In the Upstream, lower worldwide crude oil and natural gas prices impacted earnings by about $250 million. Additionally, Mobil's third quarter production was almost 2 percent below last year, as increased volumes from Canada, Kazakhstan, Equatorial Guinea, and new volumes from the Nigerian
Oso NGL project were more than offset by cutbacks in OPEC quotas, which have primarily impacted our Nigerian operations; scheduled maintenance in our European operations; and the impact of storms on our U.S. Gulf of Mexico production.

"Also, in line with our planned 1998 investment program, exploration expense was higher in the third quarter, following our typical pattern of increased exploration spending in the second half of the year. This year's third quarter saw higher spending versus the comparable period last year due to increased drilling and seismic activity in the U.S., as well as in our New Ventures areas which will fuel our longer term growth.

"In the Downstream, despite difficult business conditions, there were several bright spots, most of which were the result of our self-help programs.
In the U.S., trade sales growth continued to outpace industry in response to our successful marketing programs, especially Speedpass(TM).
Also, refinery performance was strong despite a scheduled turnaround at Joliet. These factors, coupled with contributions from other initiatives, resulted in relatively strong third quarter earnings and contributed to record U.S. downstream earnings over the first nine months of 1998.

"Benefits from the BP downstream alliance and stronger margins generated improved European earnings versus last year. In Asia Pacific downstream, our initiatives programs helped cushion the unfavorable earnings impact of lower margins resulting from the economic downturn in the region. Worldwide lube earnings were higher, benefiting from improved margins due to lower feedstock costs and ongoing initiatives.

"In Chemical, earnings were down significantly reflecting lower polyethylene and paraxylene margins."

Noto went on to say, "In the third quarter, we announced plans for an Australian refining joint venture with Shell and a swap of U.S. upstream properties with Arco. Also, we continued to divest assets which are non-core and worth more to others. Asset sales have already generated over $700 million in 1998, including $228 million from the mid-September closing of the Paulsboro, New Jersey refinery sale; in addition, $100 million was received for inventories and working capital on hand at the time of closing."

Noto concluded, "This year's weak industry fundamentals are evidence of the continuing volatility in industry conditions. Due to uncertainty with respect to the outlook for prices and margins in the near term, Mobil will sharpen its focus on self-help initiatives to improve its competitive position. We remain confident in the long-term prospects for all of our core businesses, especially those in Asia Pacific, where Mobil has a very strong position."

The following comments address the operating performance of the major business segments during the third quarter of 1998 as compared with the same quarter in 1997 (refer to Table 2):


COMPARISON OF THIRD QUARTER 1998 WITH THIRD QUARTER 1997

Exploration & Producing operating earnings of $130 million were $310 million lower than last year's $440 million.

In the United States, earnings of $38 million decreased $85 million due primarily to lower crude oil and natural gas prices.
The unfavorable impacts of lower production of 16 TBDOE, approximately half of which was the result of storms in the Gulf of Mexico, and higher exploration expense, were offset by self-help initiatives.

International earnings of $92 million were $225 million lower, due mainly to a significant decline in crude oil and natural gas prices and higher exploration expense. Volumes were down slightly as increases in Canada, Equatorial Guinea and Tengiz were more than offset by reductions due to OPEC production constraints, mainly in Nigeria; scheduled maintenance programs in Europe; natural field declines in Europe and Australia; slightly lower Indonesian LNG sales; and non-core asset sales in Australia.

Marketing & Refining operating earnings of $376 million were $73 million lower than in 1997.

Operating earnings in the United States were $179 million, $61 million below last year. The unfavorable impact of lower industry margins, a scheduled turnaround at the Joliet refinery and decreased refining volumes reflecting the formation of the Chalmette joint venture late last year were partially offset by strong sales performance.

International earnings of $197 million were $12 million lower than in 1997. In Europe, earnings benefited from stronger integrated margins and initiatives related to the Mobil-BP alliance. Earnings were lower in Asia-Pacific as the deterioration in both refining and marketing margins as well as unscheduled downtime at the Adelaide, Australia refinery were only partially offset by performance initiatives in the region, including sales volume growth. Other international downstream earnings were favorably impacted by performance improvements, including higher product sales in Africa and South America.

Chemical earnings of $41 million were $61 million lower than last year as a result of significantly lower polyethylene and paraxylene margins.

Corporate and Financing expenses of $50 million were $34 million lower than in the third quarter of 1997 primarily due to the timing of expenses and other one-time items.


COMPARISON OF NINE MONTHS 1998 WITH NINE MONTHS 1997

Mobil's net income for the first nine months of 1998 was $1,856 million, compared with $2,568 million for the same period in 1997. This year's net income included net special charges of $11 million, with gains on asset sales more than offset by the royalty settlement and implementation costs for the Mobil-BP downstream European alliance. Nine months 1997 net income included net special charges of $53 million.

Excluding special items, nine months 1998 operating earnings of $1,867 million were down $754 million, or 29 percent, from the comparable period in 1997. The decline was primarily due to the significant drop in worldwide average crude oil and natural gas prices, lower downstream margins in Asia-Pacific, and lower petrochemical margins, partly offset by stronger downstream margins in Europe and benefits from self-help initiatives.

Estimates of key financial and operating data are shown below and on the attached tables.

Investment Spending for the third quarter of 1998 was $1,433 million, $288 million higher than in the comparable period last year.
 For the first nine months of 1998, investment spending was $3,793 million, compared with $3,437 million for the same period last year.

Mobil's Return on Average Capital Employed for the twelve months ended September 30, 1998, based on operating earnings, was 11.0 percent, compared with 14.0 percent for calendar year 1997. On a reported net income basis, returns were 10.6 percent and 13.4 percent for the same periods.

Return on Average Shareholders' Equity for the twelve months ended September 30, 1998, based on operating earnings, was 13.9 percent, compared with 17.8 percent for calendar year 1997. On a net income basis, returns were 13.3 percent and 17.0 percent for the same periods.

Mobil's Debt-to-Capitalization Ratio was 29 percent at September 30, 1998.

Common Stock Dividends were $0.57 per share in the third quarter of 1998, up by $0.04 per share from the third quarter of last year and by $0.12 per share on a year-to-date basis.

Common Shares Outstanding as of September 30, 1998 decreased by 13 million shares versus the same date last year due to net share repurchases and a required change in accounting for shares held in Mobil's supplemental retirement benefit plan trust. This change in accounting reduces the recognition of income earned by the trust, and, for purposes of calculating earnings per share, the number of shares outstanding; the impact on net income per share will be negligible.